Exhibit 4.1

AMENDMENT NO. 1
TO
RIGHTS AGREEMENT

AMENDMENT NO. 1 to RIGHTS AGREEMENT (this “Amendment”) between Particle Drilling Technologies, Inc., a Nevada corporation (the “Company”), and Computershare Trust Company, N.A., a federally chartered trust company, as Rights Agent (the “Rights Agent”) is effective this 11th day of February, 2009.

W I T N E S S E T H:

WHEREAS, on May 23, 2008, the Company and the Rights Agent entered into that one certain Rights Agreement (the “Rights Agreement”);

WHEREAS, the Company desires to amend the Rights Agreement pursuant to Section 27 thereof; and

WHEREAS, the Distribution Date (as defined in the Rights Agreement) has not yet occurred and the Company has met all requirements for amendment of the Rights Agreement;

NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein set forth, the parties hereto agree as follows:

Section 1.                      Amendments.  The Rights Agreement is amended as follows:

(a)         The first sentence of the first paragraph of the definition of “Acquiring Person” in Section 1(a) is hereby amended and restated to read as follows:

“‘Acquiring Person’ shall mean any Person who or that, together with all Affiliates and Associates of such Person, shall be or become the Beneficial Owner of 20% or more of the shares of Common Stock then outstanding, but shall not include the Company or any subsidiary of the Company, any employee benefit plan of the Company or of any subsidiary of the Company, any entity organized, appointed or established pursuant to the terms of any such plan, or any Exempt Person.”

(b)           The following shall be added as Section 1(p) and the existing Sections 1(p) through (aa) shall be re-numbered as Sections 1(q) through (bb):

“‘Exempt Person’ means at any time LC Capital; provided, however, that LC Capital shall cease to be an Exempt Person if LC Capital makes an acquisition of Common Stock that would cause LC Capital to be the Beneficial Owner of 37% or more of the shares of Common Stock then outstanding.”

(c)           The following shall be added as Section 1(v) and the existing Sections 1(v) through (bb) shall be re-numbered as Sections 1(w) through (cc)::

“‘LC Capital’ means LC Capital Master Fund, Ltd., a Cayman Islands exempted company.”

Section 2.                      Effect of this Amendment.  It is the intent of the parties that this Amendment constitutes an amendment of the Rights Agreement as contemplated by Section 27 thereof.  This Amendment shall be deemed effective as of the date hereof as if executed by both parties hereto on such date.  Except as expressly provided in this Amendment, the terms of the Rights Agreement remain in full force and effect.

Section 3.                      Counterparts.  This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

Section 4.        Governing Law.  This Amendment shall be deemed to be a contract made under the laws of the State of Nevada and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

Section 5.                      Severability.  If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 6.                      Descriptive Headings.  The captions herein are included for convenience of reference only, do not constitute a part of this Amendment and shall be ignored in the construction and interpretation hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

PARTICLE DRILLING TECHNOLOGIES, INC.

Attest:

		By:	/s/ JIM B. TERRY
Name: Jim B. Terry
Title: President and Chief Executive
Officer
By:	/s/ JASON D. DAVIS
Name: Jason D. Davis
Title: Vice President and Interim Chief
Financial Officer

COMPUTERSHARE TRUST COMPANY, N.A., AS RIGHTS AGENT

Attest:

		By:	/s/ KELLIE GWINN
(Signature)

By:	/s/ IAN YEWER
	(Signature)	Kelli Gwinn
(Typed or Printed Name)
Ian Yewer
	(Printed or Typed Name)	Vice President
(Title)
Branch President
(Title)